UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2013 (March 20, 2013)

BioDrain Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

333-155299	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan,   MN  55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800 begin_of_the_skype_highlighting              end_of_the_skype_highlighting

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On March 14, 2013 (the “Closing Date”), BioDrain Medical, Inc. (the “Company”) sold and issued to Brookline Special Situations Fund, LLC, (1) 7,142,858 shares (the “Shares”) of common stock; (2) a warrant to purchase 7,142,858 shares of common stock exercisable at an exercise price of $0.08 per share (the “A Warrant”); and (3) a warrant to purchase 3,571,429 shares of common stock exercisable at an exercise price of $0.15 per share (the “B Warrant”, collectively with the A Warrant, the “Warrants”). The Shares and Warrants may collectively hereinafter be referred to as the “Securities”. The Warrants are exercisable at any time after the Closing Date until 5:00 p.m. EST on the fifth anniversary of the Closing Date.

The Company paid cash commissions equal to $40,000 and issued warrants (the “Placement Agent Warrants”) to purchase an aggregate of 571,428 shares of common stock to the placement agent or its designees in connection with the sale of the Securities. The Placement Agent Warrants are exercisable at an exercise price of $0.08 per share and otherwise have terms that are substantially similar to the terms and conditions of the Warrants. The Securities described herein were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and Regulation D promulgated thereunder, in that the sale and purchase of such Securities did not involve any public offering and the Company obtained representations from the investor that it was an “accredited investor” as that term is defined under Rule 501 of Regulation D.

As of the date of this filing, there are 120,303,418 shares of common stock of the Company issued and outstanding, after taking into account the issuance of the Shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2013

BIODRAIN MEDICAL, INC.

By:	/s/ Josh Kornberg
Josh Kornberg
Chief Executive Officer